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                      [LETTERHEAD OF POLLET & WOODBURY]

                                                                  EXHIBIT 5



                                August 8, 1995



Staar Surgical Company
1911 Walker Avenue
Monrovia, California  91016

          Re:  Registration Statement on Form S-8
               Our File No.:  0808-011
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Gentlemen:

     You have requested our opinion as to the legality of the issuance by Staar Surgical Company (the "Corporation") of up to 400,000 shares of Common Stock (the "Shares") pursuant to a Registration Statement on Form S-8 to be filed on or about August 10, 1995.

     As your counsel, we have reviewed and examined:

     (1) The Certificate of Incorporation, as amended from time to time (the "Certificate") of the Corporation as certified to us by the Secretary of State of the State of Delaware and as recorded in the office of the appropriate county recorder;

     (2) The Bylaws of the Corporation, as certified to us by the Secretary of the Corporation;

     (3)  The minute book of the Corporation;

     (4)  A copy of certain resolutions of the Corporation;

     (5)  The Registration Statement;

     (6) Such other matters as we have deemed relevant in order to form our opinion.

     In giving our opinion, we have assumed without investigation the authenticity of any document or instrument submitted to us as an original, the conformity to the original of any document or instrument submitted to us as a copy, and the genuineness of all signatures on such originals or copies.

     We have not undertaken, nor do we intend to undertake, any independent investigation beyond such documents or instruments and records, or to verify the adequacy or accuracy of such documents, instruments and records.

     Based upon the foregoing we are of the opinion that, after the Registration Statement becomes effective and after any post-effective amendment required by law is duly completed, filed and becomes effective (such Registration Statement as it finally becomes effective, or, if required to be post-effectively amended, then as it is so amended, is referred to hereinafter as the "Final Registration Statement"), and when the applicable provisions of "blue sky" and other state securities laws shall have been complied with, and when the Shares are issued and sold in accordance with the Final Registration Statement, the Shares will be duly authorized, legally issued, fully paid and nonassessable.

     We express no opinion as to compliance with "blue sky" or state securities laws of any state in which the Shares are proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of issuance of the Shares.

     This opinion is furnished by us as counsel to you and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without our prior written consent.
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STAAR SURGICAL COMPANY
August 8, 1995
Page 2

     Notwithstanding the above, we consent to the reference of our firm name and the use of our opinion in the Registration Statement. In giving these consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act and the regulations of the Securities and Exchange Commission promulgated thereunder.

     The information set forth herein is as of the date of this letter. We disclaim any undertaking to advise you of changes which may be brought to our attention after the effective date of the Registration Statement.

                                   Very truly yours,


                                   /s/ Pollet & Woodbury,
                                       A Law Corporation